Exhibit 99.1

Medford, Wisconsin - April 28, 2004

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), a bank holding company with $375.5 million in assets, reported net income of $1.1 million or $0.65 basic and diluted earnings per share for the first quarter ended March 31, 2004 as compared to $966,000 or $0.57 per share for the first quarter 2003. Book value increased to $20.58 per share at March 31, 2004 compared to $19.41 at March 31, 2003.

Operating results for the first quarter generated an annualized return on average assets of 1.16% and return on average equity of 12.89 %. Comparable ratios for the same quarter last year were return on average assets of 1.06% and return on average equity of 12.01%.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with eleven retail locations serving central and northern Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides trust services, discount and full-service brokerage services, and pension plan administration.

EXPANSION

The newest addition to Mid-Wisconsin's organization is Excel Real Estate Services, Inc. a subsidiary of Mid-Wisconsin Bank. Excel commenced operations in January 2004 performing residential real estate appraisal and title insurance needs for the internal lending staff of Mid-Wisconsin Bank. These services will be offered to other financial institutions in our market area during the third quarter 2004.

NET INTEREST INCOME

Net interest income increased $119,000 from $3.3 million for the quarter ended March 31, 2003 to $3.4 million for the first quarter ended March 31, 2004. The net interest margin was 4.02% for the first quarter 2004 and 2003. The Company will continue to be challenged in the current interest rate environment of relatively stable low interest rates to maintain growth in its net interest income. During 2003 Company's management took a proactive asset-liability position to manage interest-rate exposure as interest rates rise in the future by originating the majority of new and renewed loans at variable rates. Management believes that as interest rates rise lending rates will rise more rapidly than rates paid on deposits impacting the net interest margin positively. The average yield on earning assets has decreased 42 basis points from 6.11% at March 31, 2003 to 5.69% at March 31, 2004. The cost of interest bearing liabilities declined 48 basis points from 2.45% at March 31, 2003 to 1.97% at March 31, 2004.

NONINTEREST INCOME

Noninterest income was $744,000 during the first quarter of 2004, an increase of $80,000 from the same quarter last year. Investment product commissions increased $41,000 compared to first quarter 2003. Consumers' confidence in the financial market appears to be improving as more investment clients are employing funds that have been parked in bank deposits back into the market. Other operating income grew $37,000 to $257,000 for the first quarter 2004. This growth included special items including a $30,000 settlement for mold clean-up costs at one of the branches and $12,000 restitution received from a loan customer. Excluding these special items, other operating income would have been $215,000 or $5,000 lower than first quarter 2003.

OPERATING EXPENSES

For the quarter ended March 31, 2004, noninterest expense increased $100,000 or 4.0% over the same quarter last year. Salaries and employee benefits increased 1.2% over the same period last year. The incentive compensation program was reevaluated in 2004. The new program will not accrue incentive expense monthly but will expense the total bonus in the fourth quarter of each year. By discontinuing the monthly accrual, benefit expense decreased $42,000 for the quarter ended March 31, 2004 but this was offset by an increase in salaries and health insurance premiums. Occupancy expense increased $20,000 due to higher utility costs and real estate taxes in 2004. Data processing expenses decreased $10,000 due to decreased software maintenance and amortization expenses and data connection costs between the branches. Other operating expenses increased $68,000 due to marketing and public relations, additional expenses related to start-up costs of Excel Real Estate Services, Inc., and loan servicing expense increased due to holding costs of other real estate and repossessed property owned and losses taken upon sale of various properties during the first quarter 2004.

BALANCE SHEET

Total assets remained at $375 million at March 31, 2004 and December 31, 2003. Total loans increased 0.4% during the first quarter of 2004 to $270.6 million at March 31, 2004, while deposits during the quarter decreased 3.9% to $276.5 million.

The Company recorded provisions for loan losses totaling $40,000 during the first quarter of 2004, as compared to $158,000 for the same period in 2003. During the first quarter of 2004, the Company had net loan recoveries of $5,000. The ratio of allowance for loan losses to total loans was 1.03% at March 31, 2004 and 1.13% at March 31, 2003. Non-performing loans totaled $1.6 million and $2.3 million at March 31, 2004 and March 31, 2003, respectively. There were no foreclosed assets at March 31, 2004.

The Company believes the balance of the allowance for loan loss at March 31, 2004 was adequate to absorb loan losses inherent in the loan portfolio, future adjustments may be necessary based on changes in economic conditions and the impact of such changes on borrowers.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                      Mid-Wisconsin Financial Services, Inc.
                       Summary Financial Data (unaudited)
                   (amounts in thousands, except per share data)
                                               Three Months Ended
                                              March 31,   March 31, December 31,
                                                2004        2003        2003
STOCKHOLDERS' DATA
Basic and diluted earnings per share            $0.65       $0.57       $2.41
Dividends per share                             $0.22       $0.22       $1.28
Book value per share                           $20.58      $19.41      $20.03
Average common shares outstanding               1,686       1,685       1,685
KEY RATIOS
Return on average assets                         1.16%       1.06%       1.10%
Return on average equity                        12.89%      12.01%      12.44%
Net interest margin                              4.02%       4.02%       3.97%
Efficiency ratio                                59.83%      59.69%      59.96%
CREDIT QUALITY
Net charge-offs to average loans                 0.00%       0.02%       0.16%
Loan loss reserve to period-end loans            1.03%       1.10%       1.01%
STOCK PRICE INFORMATION
High                                           $29.00      $28.00      $29.00
Low                                             28.50       27.25       27.25
Market price at period end                      29.00       28.00       28.50

                       Mid-Wisconsin Financial Services, Inc.
                        Summary Financial Data (unaudited)
                    (amounts in thousands, except per share data)
                                                       Three Months Ended
                                                      March 31,   March 31,
                                                        2004        2003
INCOME STATEMENT
Interest income                                        $4,894      $5,092
Interest expense                                        1,480       1,798
Net interest income                                     3,414       3,294
Provision for loan losses                                  40         158
Net interest income after  provision for loan losses    3,374       3,136
Noninterest income
   Service fees                                           198         197
   Trust service fees                                     184         183
   Investment product commissions                         105          64
   Other operating income                                 257         220
Total noninterest income                                  744         664
Noninterest expenses
   Salaries and employee benefits                       1,424       1,407
   Occupancy                                              332         312
   Data processing and information systems                 99         109
   Goodwill and purchased core deposit amortization        83          78
   Other operating expenses                               638         570
Total noninterest expense                               2,576       2,476
Income before provision for income taxes                1,542       1,324
Provision for income taxes                                446         358
Net income                                             $1,096        $966

                              Mid-Wisconsin Financial Services, Inc.
                                    Summary Financial Data
                           (amounts in thousands, except per share data)
                                                               March 31,   December 31,
                                                                  2004         2003
 BALANCE SHEET                                               (unaudited)    (audited)
ASSETS
Cash and due from banks                                        $10,850       $13,694
Interest-bearing deposits in other financial institutions           14           614
Federal funds sold                                               1,836         1,628
Securities available for sale -At fair value                    80,905        77,988
Federal Home Loan Bank stock (at cost)                           2,189         2,154
Loans held for sale                                                604           331
Loans receivable, net of allowance for loan losses of
  $2,777 in 2004 and $2,732 in 2003                            267,239       266,373
Accrued interest receivable                                      1,665         1,614
Premises and equipment                                           5,531         5,596
Intangible assets                                                  481           564
Goodwill                                                           295           295
Other assets                                                     3,896         4,374
Total assets                                                  $375,505      $375,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                   $39,077       $39,949
Interest-bearing deposits                                      237,385       247,700
  Total deposits                                               276,462       287,649

Short-term borrowings                                           21,675        11,294
Long-term borrowings                                            40,000        40,000
Accrued interest payable                                           971         1,206
Accrued expenses and other liabilities                           1,700         1,312
Total liabilities                                              340,808       341,461

Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized      -  6,000,000 shares
      Issued & outstanding - 1,685,646 shares in 2004
      and 1,685,550 shares in 2003                                 169           169
Additional paid-in capital                                      10,982        10,976
Retained earnings                                               22,439        21,714
Accumulated other comprehensive income                           1,107           905
Total stockholders' equity                                      34,697        33,764
Total liabilities and stockholders' equity                    $375,505      $375,225